EXHIBIT 10.10

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of this 1st day of December, 2004, among New York Community Bancorp, Inc., a corporation organized under the laws of Delaware (the “Holding Company”), New York Community Bank, a New York State chartered savings bank (the “Bank”), and Joseph L. Mancino (the “Consultant”).

WHEREAS, Consultant is currently employed as Co-Chairman of the Board of Directors of the Holding Company and the Bank and Chief Executive Officer of the Roslyn Savings Division of the Bank;

WHEREAS, in connection with Consultant’s termination of employment with and simultaneous retirement from the Bank, he has executed a Release, dated December 1, 2004 (the “Release”); and

WHEREAS, Consultant has agreed to provide the Holding Company and the Bank with consulting services following the termination of Consultant’s employment with and simultaneous retirement from the Bank and to extend Consultant’s existing noncompetition agreement referred to below;

NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

1.  Consulting Period

The period during which Consultant is providing the consulting services described below (the “Consulting Period”) shall commence on the next business day after the termination of the Consultant’s employment with and simultaneous retirement from the Bank and shall continue for a period of twenty-four (24) months thereafter. However, the Consulting Period may be terminated as provided below. In addition, if the Release does not become effective or if it is revoked in accordance with its terms, this Agreement will terminate automatically and no party will have any liability or obligations under this Agreement.

2.  Consulting Services

During the Consulting Period, Consultant shall perform services for the Holding Company and the Bank with respect to the Roslyn Savings Division. Consultant may perform the consulting services at the offices of the Holding Company or the Bank, from his home or from any other mutually agreed upon location.

The Holding Company and the Bank shall make good faith attempts to schedule any consulting services so as not to interfere unreasonably with Consultant’s other business activities. Consultant shall not be required to provide more than 10 hours per month in providing such consulting services, unless otherwise mutually agreed by the parties. It is understood that Consultant shall be an independent contractor and not an employee and that, subject to Consultant’s noncompetition agreement referred to below, Consultant may be engaged in employment for other persons and that Consultant may render consulting services for other persons during the Consulting Period.

3.  Amendment to Noncompetition Agreement

The Noncompetition Agreement, dated as of June 27, 2003, among the Holding Company (for itself and as successor to Roslyn Bancorp, Inc.), the Bank (as successor to The Roslyn Savings Bank), and the Consultant (the “Noncompetition Agreement”) is hereby amended to extend the covenant for one additional year by changing the reference in Section 4(a) thereof from “the sixty (60) month period” to “the seventy-two (72) month period.” The Noncompetition Agreement, as amended by the preceding sentence, is hereby affirmed and remains in full force and effect.

4.  Fees and Expenses

As consideration for the amendment to the Noncompetition Agreement and as compensation for the Consulting Services, the Bank shall pay Consultant a monthly consulting fee at the rate of $16,666 per month. The monthly consulting fee shall be payable within ten (10) days after the end of each month in the Consulting Period.

Consultant shall be responsible for the payment of applicable taxes levied or based upon the fees payable to Consultant hereunder including, but not limited to, federal, state and local income taxes.

Consultant shall be entitled to reimbursement for all reasonable out-of-pocket expenses necessarily incurred in the performance of the consulting services, upon submission and approval of written statements and bills in accordance with the expense reimbursement policies of the Bank as in effect from time to time.

5.  Termination

The Holding Company and the Bank may terminate the Consulting Period and this Agreement for “Cause” (as defined below) at any time. In the event of any such termination, the only obligation of the Holding Company and the Bank will be to pay Consultant any accrued but unpaid monthly consulting fees and expenses due to Consultant through the last day Consultant performs services hereunder. The Holding Company and the Bank may terminate the Consulting Period and this Agreement without Cause upon providing thirty (30) days’ prior written notice to Consultant, and in such event the Holding Company and the Bank shall pay Consultant the monthly consulting fees through the scheduled end of the Consulting Period (as if the early termination had not occurred), as well as any accrued but unpaid consulting fees and expenses.

Consultant may terminate the Consulting Period and this Agreement for any reason upon thirty (30) days’ prior written notice to the Holding Company and the Bank. Upon such termination, the only obligation of the Holding Company and the Bank will be to pay Consultant any accrued but unpaid monthly consulting fees and expenses due to Consultant through the last day Consultant performs services hereunder. In the event of Consultant’s death, the Holding Company and the Bank shall be entitled to terminate this Agreement, in which case the only obligation of the Holding Company and the Bank will be to pay Consultant the monthly consulting fees through the scheduled end of the Consulting Period (as if the early termination had not occurred), as well as any accrued but unpaid expenses.

As used herein, “Cause” shall mean (i) willful engagement by Consultant (in connection with the consulting services provided hereunder) in illegal conduct or gross misconduct causing, in either case, material and demonstrable injury to the property or business of the Holding Company or the Bank or (ii) the conviction of Consultant, or the entry of a plea of guilty or nolo contendere by Consultant to any felony.

The amount payable under the applicable paragraph of this Section 5 shall be payable to Consultant (or his estate, as the case may be) in a lump sum within ten (10) days of termination of the Consulting Period.

6.  Entire Agreement; Modification

This Agreement contains the entire agreement between Consultant, the Holding Company and the Bank with respect to Consultant’s consulting arrangements with the Holding Company and/or the Bank and it is the complete, final and exclusive embodiment of our agreement with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, other than those expressly contained herein, and it cannot be amended except in writing signed by both parties.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, if any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

7.  Notices

For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, to the parties at the following addresses or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.  Miscellaneous

If any party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any proceeding or succeeding breach of the same or any other provision of this Agreement. This Agreement and any rights or obligations hereunder may be assigned by the Holding Company and the Bank to any successor in interest to the business of the Holding Company or the Bank. This Agreement may not be assigned by Consultant. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement nor to affect the meaning thereof.

9.  Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

10.  Required Provisions.

Any payments made pursuant to this Agreement are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

IN WITNESS WHEREOF, New York Community Bancorp, Inc. and New York Community Bank have caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Consultant has signed this Agreement, in each case on the date set forth on the first page hereof.

ATTEST:	NEW YORK COMMUNITY BANCORP, INC.

/s/ R. Patrick Quinn	By:	/s/ Joseph R. Ficalora

Joseph R. Ficalora

ATTEST:	NEW YORK COMMUNITY BANK

/s/ R. Patrick Quinn	By:	/s/ Joseph R. Ficalora

Joseph R. Ficalora

WITNESS:	CONSULTANT

/s/ R. Patrick Quinn	By:	/s/ Joseph L. Mancino

Joseph L. Mancino